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                                                                      EXHIBIT 10

Mr. Michael P. Carroll
2 Horizon Point
Frisco, Texas

Dear Mike:

The purpose of this Letter Agreement ("Agreement") is to set forth our agreement with respect to the following matters: (a) the severance compensation and benefits being offered to you as the result of our mutual agreement that the Company accept your resignation as Vice President of Millipore Corporation ("the Company") and General Manager of the Company's Microelectronics Gas Process Division on February 15, 2001 ("Severance Date"); (b) reimbursement to the Company of those sums described as "Relocation Payback" expenses in the Relocation Agreement dated November 10, 1999 ("Relocation Agreement"); and (c) repayment to the Company of the $450,000.00 loan subject to the Relocation Agreement and the Promissory Note dated December 9, 1999 and certain other matters relating to your Frisco, Texas residence, all as more fully described below.

     A.  SEVERANCE AND BENEFITS:

     (1) You will receive severance payments in the amount of two (2) years of your current total annual target cash compensation ($843,570.00) less the tax liability you incurred as the result of your assignment to Hong Kong ($76,108.00) and less the compensation paid to you after the Severance Date but before the commencement of the severance payments hereunder ("Total Severance"). Total Severance, less appropriate deductions, will be paid to you in 52 equal bi-weekly installments.

     (2) All unvested stock options previously granted to you shall become immediately vested as of the Severance Date. All of your options must be exercised, if at all, no later than one year after the Severance Date. All restricted stock previously granted to you shall become free of all restrictions on the Severance Date.

     (3) Millipore will provide you with medical and dental coverage until you are eligible for coverage under another group health plan or until February 15, 2003, whichever occurs first, provided you continue to pay the applicable employee contribution of the premium. Your health care spending account deductions will continue from the Severance Date through December 31, 2001 at which time your participation in the spending account plan will cease. You will receive documentation from Human Resources concerning distributions from the various Millipore benefit plans in accordance with the terms of those plans.

     (4) The Company will pay you for your accrued but unused vacation up to February 15, 2001. You will be reimbursed for employment-related expenses incurred prior to February 15, 2001, in accordance with standard Millipore procedures. All other benefits provided to employees who are actively employed by Millipore (other than those described in paragraphs (2) and (3) above) terminate on the Severance Date, except that you will be able to convert your group term life insurance coverage (excluding the accidental death and dismemberment portion of such insurance)
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and long term disability insurance within thirty-one (31) days after your
Severance Date, in accordance with the terms of those plans.

     (5) The Company will provide up to 12 months of outplacement services available to you, at no cost, with an outplacement firm to be determined by Keystone Associates.

     (6) From the Severance Date until February 15, 2003, you shall not become employed by or act as a consultant for any company or other person or organization that competes or otherwise has business interests in conflict with Millipore (including any subsidiary, division or affiliate) or any successor to Millipore (including any subsidiary, division or affiliate). Notwithstanding the preceding sentence, Millipore will agree to your becoming employed by or acting as a consultant to a competitor, if Millipore, in its sole discretion, believes that you can do so without making use of or revealing any confidential proprietary information of Millipore. Should you wish to pursue employment with a firm that might be covered by the non-compete terms of this Paragraph (6), you may ask Millipore for its opinion on the matter. We will promptly let you know whether we believe you are precluded from working with the firm because of this paragraph and in the event you are so precluded whether we are willing to waive your non-compete obligation with respect to that firm.

     (7) Except for your family and legal and financial advisors, you will keep the terms of this agreement confidential; you will not disclose to third parties the nature or circumstances surrounding your termination of employment and you will not speak disparagingly of Millipore, or its affiliates or successors or of the products or business practices or management of any of them to any third party.

     (8) You agree to hold in confidence any and all confidential and proprietary information of Millipore to which you have had access during the course of your employment.

     (9) You will execute the attached Agreement and Release ("Release"). (In the event that you revoke the Release per its terms, this Agreement will be deemed to be revoked as well.)

     B. RELOCATION PAYBACK

        The Company agrees that it will not seek reimbursement of those items listed as "Relocation Payback" expenses in the Relocation Agreement.

     C. LOAN REPAYMENT

        Millipore agrees to withhold exercising its rights to immediate repayment of the $450,000.00 loan provided for under the Promissory Note dated December 9, 1999 including the documents referenced therein (the "Note") until the date that you sell your residence in Frisco, Texas or August 14, 2001, whichever occurs first ("Payment Date"). Should you fail to repay the principal of the Note in full on the Payment Date, Millipore shall, at its option (a) withhold the amount of the principal due under the Note from all severance compensation that would otherwise be payable to you under paragraph (1) of the Letter Agreement; or (b) liquidate the Collateral (as that term is defined in the Note). Millipore will pay to you in one lump sum payment, the excess, if any, of the sums collected in (a) or (b) over the principal amount due under the Note. Except as described above, the Note shall remain in full force and effect as per its terms.

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        The Company agrees to pay the real estate broker's fee resulting from the sale of your residence in Frisco, Texas and confirms that you agree to pay to the Company any appreciation in the market value of this residence in accordance with the terms of the Relocation Agreement.

        If the above accurately reflects your understanding as to the matters discussed above, please sign, date and return the enclosed copy of this letter as well as the Release. You will have 21 days from the date of this letter to consider whether you wish to sign this letter agreement and the Release. In addition, you will have seven (7) days after you sign the documents to revoke your acceptance of both. You are encouraged to consult with an attorney with respect to the matter of your termination and this agreement.


Very truly yours,
MILLIPORE CORPORATION


/s/ Robert Crook
----------------
Robert Crook
Manager, Human Resources
Microelectronics Division


Agreed to and accepted:


/s/ Michael P. Carroll
----------------------
Michael P. Carroll

Date:  March 28, 2001
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

                             AGREEMENT AND RELEASE
                             ---------------------

     Millipore Corporation (the "Company") has offered to pay me certain severance benefits as specified in the letter dated March 20, 2001 from Robert Crook, Manager, Human Resources, an executed copy of such letter being attached hereto as Exhibit "A" and incorporated fully herein by reference ("Letter Agreement"), in consideration of my severing my employment, and waiving all claims and releasing the Company, its affiliates and employee benefit plans and their directors, officers, fiduciaries, employees, and agents from liability and damages related to my employment or severance of employment. I choose to accept this offer. I acknowledge and agree that my decision to accept this offer has been made by me on a voluntary basis. No other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to me by any person or entity to cause me to sign this Agreement and Release ("Release").

     I understand that signing this Release is an important legal act. I acknowledge that the Company has advised me to consult an attorney before signing this Release. I acknowledge that I have been given 21 days from the day I receive this offer to consider this Release, and that I must sign this Release and mail or deliver it to Robert Crook, Manager, Human Resources, Millipore Corporation, Bedford, MA by the end of the 21st day after receipt of this offer, for my election to receive the severance benefits specified in the Letter Agreement. I understand that for a period of Seven (7) days following the signing of this Release I may revoke my acceptance of the offer by either delivering or mailing a written statement revoking my acceptance to Robert Crook, Manager, Human Resources, Millipore Corporation, Bedford, MA and this Release will not become effective. In the event I revoke my acceptance of the offer, the Letter Agreement will be deemed to be revoked as well.

     In exchange for the Company's payment to me of the severance benefits as set forth in the Letter Agreement, I agree not to sue and I waive all claims and release the Company, its affiliates, its employee benefit plans, their directors and officers, fiduciaries, employees and agents (collectively, the "Released Parties") from and against all liability and damages related in any way to my employment with, or severance from, the Company or any of its affiliates, up through the date of this Release. This waiver and release includes, but is not limited to, all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866; the Texas Commission on Human Rights Act; the Americans with Disabilities Act; Section 211 of the Energy Reorganization Act; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Family Medical Leave Act; all state and federal statutes and regulations; all oral or written contract rights, including any rights under any labor agreement as well as rights to file a grievance; and all rights under common law such as breach of contract, tort or personal injury of any sort.

     I understand that this Release also precludes me from recovering any relief as a result of any lawsuit, grievance or claims brought on my behalf and arising out of my employment or resignation of, or separation from, employment provided that nothing in this Release will affect my entitlement, if any, to workers' compensation or unemployment compensation. However nothing in this Release shall be construed as a limitation on the exercise of any and all rights I may have to enforce the provisions of the Letter Agreement.

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     Additionally, nothing in this Release prohibits me from raising or pursuing any safety concerns with any federal, state, or local government agency or from cooperating in any investigation of a safety issue. Nothing in this Release restricts me in any way from communications with, filing a charge or complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdictions or with the Company or Company-sponsored programs. However, as stated above, this Release does prohibit me from recovering any relief, including monetary relief, as a result of such activities.

     I agree that in the course of my duties I have acquired information of a proprietary and/or confidential nature relating to the business of the Company. I agree to maintain in strictest confidence and not to use in any way, publish, disclose or authorize anyone else to use, publish or disclose any proprietary, confidential or other non-public information or document relating to the business or affairs of the Company, its parent, or its affiliates. I agree not to remove or retain any figures, calculations, letters, documents, lists, papers or copies thereof, which embody confidential and/or proprietary information of the Company or its affiliates and to immediately return any such information in my possession.

     I agree that should I be re-hired by Millipore while I am receiving severance pay, my severance payments will terminate on the date of my re-employment.

     I acknowledge that the financial, tax and similar effects of my decisions relating to the receipt of severance will depend on my particular circumstances, and that I should obtain advice from my own financial or tax adviser and that none of the Released Parties are responsible for, or obligated in any way with respect to the financial, tax or similar effects relating in any way to my decision to receive severance or the severance received.

     If any term, provision, covenant, or restriction of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Release and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     If timely revocation is not made, this Release shall be effective and enforceable. Furthermore, I understand and agree that, in the event of breach by me of any of the terms and conditions of the Letter Agreement and this Release, the Company will be entitled to recover all costs and expenses as a result of my breach.

     I HAVE READ THIS AGREEMENT AND RELEASE AND I UNDERSTAND ALL OF ITS TERMS.
I ENTER INTO AND SIGN THIS AGREEMENT AND RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

/s/ Michael P. Carroll
----------------------
Michael P. Carroll

Date: March 28, 2001
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